EXHIBIT 99.1
News
For Immediate Release February 1, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES ELECTS KIRK G. FORREST VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
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NEW YORK, FEBRUARY 1--The Board of Directors of Minerals Technologies Inc. (NYSE: MTX) on January 26, elected Kirk G. Forrest a vice president, general counsel and secretary of the company. Mr. Forrest joined Minerals Technologies on December 6 as vice president, deputy general counsel and assistant secretary. He succeeds S. Garrett Gray, who retired after 26 years service to the company.

           Mr. Forrest was most recently vice president and general counsel at SAM'S CLUB and a corporate vice president of its parent company, Wal-Mart Stores, Inc. Before that he was associate general counsel at The Williams Companies in Tulsa, Oklahoma. He has also been in private legal practice and has served on the legal staffs of MAPCO, International Paper and Xerox.

           Kirk Forrest received his JD from Harvard Law School and his undergraduate degree from Cornell University. He has extensive litigation, risk management, corporate governance and business counseling experience.

           Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries. The company reported sales of $932.2 million in 2004.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com